United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: February 26, 2016

APOLLO RESIDENTIAL MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35246	45-0679215
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

(Address of principal executive offices)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 25, 2016, the Board of Directors of Apollo Residential Mortgage, Inc. (the “Company”) determined that it was in the best interests of the Company and its stockholders to amend the Bylaws of the Company and by resolution authorized, approved and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”) to add a new Article XIV (the “Bylaw Amendment”). The Bylaw Amendment became effective immediately upon its adoption.

The Bylaw Amendment provides that unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (the “Circuit Court”) (or, in the event that the Circuit Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the stockholders of the Company, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Maryland General Corporation Law or the Articles of Incorporation of the Company or the Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine.

The above description of the Bylaws does not purport to be complete and is qualified in its entirety by reference to such Bylaws, which are attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

3.1	Amended and Restated Bylaws of Apollo Residential Mortgage, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO RESIDENTIAL MORTGAGE, INC.

Date: February 26, 2016	By:	/s/ Michael A. Commaroto
Michael A. Commaroto
President and Chief Executive Officer